Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

July 25, 2022

McKINNEY, Texas, July 25, 2022 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $52.4 million, or $1.25 per diluted share, for the quarter ended June 30, 2022, compared to $58.2 million, or $1.35 per diluted share, for the quarter ended June 30, 2021 and $50.7 million, or $1.18 per diluted share, for the quarter ended March 31, 2022.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on August 18, 2022 to stockholders of record as of the close of business on August 4, 2022.
Highlights
•Net income of $52.4 million, or $1.25 per diluted share and adjusted (non-GAAP) net income of $53.3 million, or $1.27 per diluted share
•Robust organic loan growth of 36.0% annualized for the quarter (excluding warehouse and PPP)
•Net interest income grew 5.2% over the linked quarter
•Increase in the net interest margin to 3.51%, up from 3.22% in linked quarter
•Repurchased over 1.6 million shares of common stock for $115.2 million aggregate during the quarter

“These second quarter results reflect the disciplined execution of our teams in generating strong loan growth across all our markets,” said Independent Bank Group Chairman & CEO David R. Brooks. “This growth is broad-based not only geographically, but across product types, and is reflective of the underlying strength and sustained growth of the Texas and Colorado economies we serve as well as significant investments we have made in our production teams. In addition to this growth, we reported healthy profitability metrics for the second quarter, and credit quality metrics remained strong across our loan book. We were also pleased to execute on our buyback and enhance value for our shareholders through the repurchase of over 1.6 million shares of our common stock during the quarter.”

Second Quarter 2022 Operating Results
Net Interest Income

•Net interest income was $138.0 million for second quarter 2022 compared to $129.3 million for second quarter 2021 and $131.1 million for first quarter 2022. The increase in net interest income from the prior year was driven by a shift in the mix of interest earning assets from lower yielding interest-bearing deposits to loans and securities, as well as decreased funding costs on deposits for the year over year period offset by lower acquired loan accretion and PPP income. The increase from the linked quarter was due primarily to increased earnings on loans due to robust organic growth during the quarter offset by lower acquired loan accretion and higher funding costs on deposit accounts due to Fed rate increases during the second quarter. The second quarter 2022 includes $2.3 million in acquired loan accretion compared to $3.6 million in first quarter 2022 and $5.2 million in second quarter 2021. In addition, net PPP fees of $837 thousand were recognized in second quarter 2022 compared to $5.1 million in second quarter 2021 and $1.2 million in first quarter 2022, with total fees left to be recognized of $502 thousand as of June 30, 2022.
•The average balance of total interest-earning assets decreased $713.6 million and totaled $15.8 billion for the quarter ended June 30, 2022 compared to $16.5 billion for the quarter ended June 30, 2021 and decreased $746.9 million from $16.5 billion for the quarter ended March 31, 2022. The decrease from the linked quarter and prior year is primarily due to lower average interest bearing cash balances, which decreased approximately $1.5 billion and $2.0 billion for the respective periods, offset by increases in average balances of loans and securities.
•The yield on interest-earning assets was 3.83% for second quarter 2022 compared to 3.54% for second quarter 2021 and 3.46% for first quarter 2022. The increase in asset yield compared to the linked quarter and prior year is a result of the shift in earning assets discussed above, specifically the reduction of lower yielding interest-bearing deposit balances to higher yielding loans due to the strong loan growth during the period. The average loan yield, net of acquired loan accretion and PPP income was 4.18% for the current quarter, compared to 4.09% for the linked and prior year quarter.
•The cost of interest-bearing liabilities, including borrowings, was 0.50% for second quarter 2022 compared to 0.60% for second quarter 2021 and 0.36% for first quarter 2022. The increase from the linked quarter is reflective of higher rates on deposit products tied to Fed funds rates while the decrease from the prior year reflects overall lower funding costs on deposit products for the year over year period.
•The net interest margin was 3.51% for second quarter 2022 compared to 3.14% for second quarter 2021 and 3.22% for first quarter 2022. The net interest margin excluding acquired loan accretion was 3.45% for second quarter 2022 compared to 3.02% second quarter 2021 and 3.13% for first quarter 2022. The increase in net interest margin from the prior year was primarily due to the shift in asset mix to higher yielding assets due to loan and securities growth as well as the lower cost of funds on interest bearing liabilities, offset by a decrease of $2.9 million in acquired loan accretion income. The linked quarter increase primarily resulted from the change in the asset mix due to loan growth during the period offset by the increase in cost of funds on deposits.
Noninterest Income

•Total noninterest income decreased $2.0 million compared to second quarter 2021 and increased $1.0 million compared to first quarter 2022.
•The changes from the prior year and linked quarter primarily reflect decreases of $2.7 million and $536 thousand, respectively, in mortgage banking revenue and $1.0 million and $227 thousand, respectively in mortgage warehouse purchase fees offset by increases of $800 thousand and $298 thousand, respectively in service charges on deposit accounts. The year over year change includes a $628 thousand increase in various types of other noninterest income, while the linked quarter change reflects a $1.5 million loss on loan sale that occurred in the first quarter 2022.
•Both mortgage banking revenue and mortgage warehouse purchase fees were lower in second quarter 2022 compared to prior year and linked quarter due to decreased volumes and margins resulting from rate increases over the year. Offsetting the decrease in mortgage banking revenue was a fair value gain on derivative hedging instruments of $1.2 million in second quarter 2022 compared to losses of $700 thousand in second quarter 2021 and gains of $320 thousand in first quarter 2022.
•The increase in service charges on deposits accounts for both periods is due to higher account analysis charges due to growth in our commercial treasury products while the year over year period also reflects higher overdraft charges that have normalized subsequent to the pandemic.

Noninterest Expense

•Total noninterest expense increased $7.9 million compared to second quarter 2021 and increased $3.5 million compared to first quarter 2022.
•The increase in noninterest expense in second quarter 2022 compared to the prior year is due primarily to an increase of $7.3 million in salaries and benefits expenses.
•The increase in noninterest expense in second quarter 2022 compared to the linked quarter is due primarily to increases of $1.6 million in salaries and benefits expenses, $655 thousand in professional fees and $894 thousand in other noninterest expense.
•The increase in salaries and benefits from the prior year is due primarily to $6.7 million in higher salaries, bonus, payroll taxes, insurance expense and 401(k) match related to additional headcount, including executive and senior positions added during the year over year period in addition to annual merit increases in first quarter 2022. The current quarter also reflects $1.1 million in severance and stock amortization expense relating to the separation of an executive officer. Offsetting these increases was $1.2 million in lower mortgage commissions and incentives due to lower volumes for the year over year period.
•The increase from the linked quarter relates to approximately $2.8 million in higher salaries, bonus and insurance expense due to the higher headcount and a full quarter of merit increases. Also contributing to the increase is the executive officer separation expense as discussed above. Offsetting these increases were lower payroll taxes and 401(k) expenses totaling $1.3 million due to elevated first quarter expenses resulting from seasonal payroll taxes, taxes recognized on the vesting of annual stock awards and the Company's 401(k) match on annual bonuses. In addition, deferred salaries expense, which reduces overall salaries, was $1.2 million higher compared to the linked quarter due to higher loan origination activity in the current quarter.
•The increase in professional fees from the linked quarter was primarily due to higher consulting expenses related to ongoing infrastructure projects, while the increase in other noninterest expense compared to the linked quarter is due to increases in employee recruitment fees, loan-related expenses, and charitable contributions.
Provision for Credit Losses

•The Company recorded no provision for credit losses for second quarter 2022, compared to a $6.5 million credit provision expense for second quarter 2021 and a $1.4 million credit provision for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period. The net zero or credit provision taken each quarter over the last year is primarily reflective of changes in the economic forecast related to the COVID pandemic, offset during the linked quarter by the impact for loan growth and a declining macroeconomic outlook from recession concerns in our third party economic forecast.
•The allowance for credit losses on loans was $144.2 million, or 1.11% of total loans held for investment, net of mortgage warehouse purchase loans, at June 30, 2022, compared to $154.8 million, or 1.34% at June 30, 2021 and compared to $146.3 million, or 1.22% at March 31, 2022. The dollar and percentage decrease from the prior year and linked quarter is primarily due to changes in the economic outlook as noted above in addition to changes in specific credit loss allocations and net charge-offs taken during the respective periods, including a $2.4 million charge-off on a commercial real estate loan in second quarter 2022.
•The allowance for credit losses on off-balance sheet exposures was $4.7 million at June 30, 2022 compared to $1.7 million at June 30, 2021 compared to $5.5 million at March 31, 2022. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes

•Federal income tax expense of $13.6 million was recorded for the second quarter 2022, an effective rate of 20.6% compared to tax expense of $15.5 million and an effective rate of 21.0% for the prior year quarter and tax expense of $12.3 million and an effective rate of 19.5% for the linked quarter. The lower effective tax rate in the linked quarter was a result of a favorable permanent tax item related to a donation of real property during first quarter 2022.

Second Quarter 2022 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $13.0 billion at June 30, 2022 compared to $12.0 billion at March 31, 2022 and $11.6 billion at June 30, 2021. PPP loans totaled $26.7 million, $67.0 million and $490.5 million as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively. Loans excluding PPP loans and net of loan sales increased $1.1 billion, or 36.0% on an annualized basis, during second quarter 2022 with the growth being geographically distributed across our market footprint.
•Average mortgage warehouse purchase loans decreased to $467.8 million for the quarter ended June 30, 2022 from $549.6 million at March 31, 2022, and $850.5 million for the quarter ended June 30, 2021, a decrease of $81.8 million, or 14.9% from the linked quarter and $382.7 million, or 45.0% decrease year over year. The changes from the linked quarter and prior year are reflective of decreased demand and lower volumes related to mortgage rate increases and shorter hold times for the year over year period.
Asset Quality

•Total nonperforming assets increased to $82.9 million, or 0.46% of total assets at June 30, 2022, compared to $71.1 million or 0.40% of total assets at March 31, 2022, and increased from $53.1 million, or 0.29% of total assets at June 30, 2021.
•Total nonperforming loans decreased to $69.9 million, or 0.54% of total loans held for investment at June 30, 2022, compared to $71.0 million, or 0.59% at March 31, 2022 and increased from $52.5 million, or 0.45% at June 30, 2021.
•The increase in nonperforming assets from the linked quarter is primarily due to a nonaccrual addition of one commercial real estate relationship totaling $12.5 million during second quarter 2022 offset by a $2.4 million charge-off on a nonaccrual commercial real estate loan recorded at foreclosure. The increase for the year over year period reflects the $12.5 million nonaccrual discussed above, a $12.9 million commercial real estate foreclosure and other net nonperforming asset additions of $4.4 million for the year over year period.
•The decrease in nonperforming loans from the linked quarter is primarily due to the foreclosure of a $15.3 million commercial real estate nonaccrual loan, net of the charge-off discussed above, offset by a $12.5 million commercial real estate relationship added to nonaccrual during second quarter 2022. The increase for the year over year period reflects the addition mentioned above as well as $4.9 million net additions to nonperforming loans for the year over year period.
•Charge-offs were 0.09% annualized in the second quarter 2022 compared to 0.01% annualized in the linked quarter and 0.13% annualized in the prior year quarter. As discussed above, the second quarter 2022 ratio reflects the $2.4 million charge-off which was fully reserved in the linked quarter. Charge-offs in second quarter 2021 was primarily due to two charge-offs totaling $2.5 million.
Deposits, Borrowings and Liquidity

•Total deposits were $15.1 billion at June 30, 2022 compared to $14.9 billion at March 31, 2022 and compared to $15.1 billion at June 30, 2021.
•Total borrowings (other than junior subordinated debentures) were $509.7 million at June 30, 2022, an increase of $90.2 million from March 31, 2022 and a decrease of $171.3 million from June 30, 2021. The year over year change reflects the reduction of FHLB advances of $200 million and a $40.0 million redemption of subordinated debentures that occurred in third quarter 2021 offset by a $68 million increase in borrowings on the Company's unsecured line of credit. The linked quarter change reflects a $25.0 million increase in FHLB advances and a $65.0 million increase in borrowings on the Company's unsecured line of credit. The increase in line of credit borrowings for both periods reflects the short-term needs at the holding company for Company stock repurchases.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At June 30, 2022, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.81%, 9.28%, 10.17% and 12.24%, respectively, compared to 11.09%, 9.38%, 11.48%, and 13.72%, respectively, at March 31, 2022 and 11.14%, 9.03%, 11.55%, and 14.23%, respectively at June 30, 2021. The decline in the June 30, 2022 ratios are reflective of Company stock repurchases under the 2022 Stock Repurchase Plan.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2022 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2022 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s second quarter earnings announcement will be held on Tuesday, July 26, 2022 at 8:30 am (ET) and can be accessed by the webcast link, https://webcast-eqs.com/register/independentbankgroup07262022_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13731449 or by identifying "Independent Bank Group Second Quarter 2022 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be, including changes resulting from the implementation of the Current Expected Credit Loss accounting standard; 23) governmental monetary and fiscal policies; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflict between Russia and the Ukraine, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 41) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President Director of Corporate Development & Strategy (972) 562-9004 Paul.Langdale@ifinancial.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 Michelle.Hickox@ifinancial.com

Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Selected Income Statement Data
Interest income	$150,696	$140,865	$145,954	$144,032	$145,805
Interest expense	12,697	9,717	13,303	15,387	16,508
Net interest income	137,999	131,148	132,651	128,645	129,297
Provision for credit losses	—	(1,443)	—	—	(6,500)
Net interest income after provision for credit losses	137,999	132,591	132,651	128,645	135,797
Noninterest income	13,877	12,885	15,086	16,896	15,926
Noninterest expense	85,925	82,457	79,908	80,572	78,013
Income tax expense	13,591	12,279	13,642	12,629	15,467
Net income	52,360	50,740	54,187	52,340	58,243
Adjusted net income (1)	53,304	52,130	54,995	52,570	58,243

Per Share Data (Common Stock)
Earnings:
Basic	$1.25	$1.19	$1.26	$1.22	$1.35
Diluted	1.25	1.18	1.26	1.21	1.35
Adjusted earnings:
Basic (1)	1.28	1.22	1.28	1.22	1.35
Diluted (1)	1.27	1.22	1.28	1.22	1.35
Dividends	0.38	0.38	0.36	0.34	0.32
Book value	57.45	58.94	60.26	59.77	58.89
Tangible book value (1)	31.61	34.02	35.25	34.79	33.98
Common shares outstanding	41,156,261	42,795,228	42,756,234	42,941,715	43,180,607
Weighted average basic shares outstanding (2)	41,737,534	42,768,079	42,874,182	43,044,683	43,188,050
Weighted average diluted shares outstanding (2)	41,813,443	42,841,471	42,940,354	43,104,075	43,247,195

Selected Period End Balance Sheet Data
Total assets	$18,107,093	$17,963,253	$18,732,648	$18,918,225	$18,447,721
Cash and cash equivalents	776,131	1,604,256	2,608,444	3,059,826	2,794,700
Securities available for sale	1,846,132	1,938,726	2,006,727	1,781,574	1,574,435
Securities held to maturity	207,972	188,047	—	—	—
Loans, held for sale	26,519	22,743	32,124	31,471	43,684
Loans, held for investment (3)	12,979,938	11,958,759	11,650,598	11,463,714	11,576,332
Mortgage warehouse purchase loans	538,190	569,554	788,848	977,800	894,324
Allowance for credit losses on loans	144,170	146,313	148,706	150,281	154,791
Goodwill and other intangible assets	1,063,248	1,066,366	1,069,511	1,072,656	1,075,801
Other real estate owned	12,900	—	—	—	475
Noninterest-bearing deposits	5,123,321	5,003,728	5,066,588	4,913,580	4,634,530
Interest-bearing deposits	9,940,627	9,846,543	10,487,320	10,610,602	10,429,261
Borrowings (other than junior subordinated debentures)	509,718	419,545	433,371	631,697	681,023
Junior subordinated debentures	54,320	54,270	54,221	54,171	54,122
Total stockholders' equity	2,364,335	2,522,460	2,576,650	2,566,693	2,542,885

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Selected Performance Metrics
Return on average assets	1.19%	1.12%	1.11%	1.11%	1.28%
Return on average equity	8.62	7.99	8.35	8.10	9.27
Return on tangible equity (4)	15.32	13.64	14.30	13.93	16.19
Adjusted return on average assets (1)	1.21	1.15	1.13	1.11	1.28
Adjusted return on average equity (1)	8.78	8.21	8.48	8.13	9.27
Adjusted return on tangible equity (1) (4)	15.60	14.02	14.51	14.00	16.19
Net interest margin	3.51	3.22	3.00	3.01	3.14
Efficiency ratio (5)	54.52	55.07	51.96	53.20	51.55
Adjusted efficiency ratio (1)(5)	53.75	54.37	51.33	52.99	51.48

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.46%	0.40%	0.31%	0.44%	0.29%
Nonperforming loans to total loans held for investment	0.54	0.59	0.49	0.72	0.45
Nonperforming assets to total loans held for investment and other real estate	0.64	0.59	0.49	0.72	0.46
Allowance for credit losses on loans to nonperforming loans	206.28	205.99	259.35	181.69	294.88
Allowance for credit losses to total loans held for investment	1.11	1.22	1.28	1.31	1.34
Net charge-offs to average loans outstanding (annualized)	0.09	0.01	0.10	—	0.13

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.81%	11.09%	11.12%	11.06%	11.14%
Estimated tier 1 capital to average assets	9.28	9.38	8.80	8.94	9.03
Estimated tier 1 capital to risk-weighted assets	10.17	11.48	11.52	11.46	11.55
Estimated total capital to risk-weighted assets	12.24	13.72	13.67	13.64	14.23
Total stockholders' equity to total assets	13.06	14.04	13.75	13.57	13.78
Tangible common equity to tangible assets (1)	7.63	8.62	8.53	8.37	8.45
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $26,669, $67,011, $112,128, $243,919 and $490,485, respectively.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $82,905, $71,143, $57,452, $82,829 and $53,081, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings totaled $69,891, $71,029, $57,338, $82,714 and $52,492, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2022 and 2021
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income:
Interest and fees on loans	$138,426	$137,620	$267,605	$277,772
Interest on taxable securities	8,243	5,252	16,602	10,009
Interest on nontaxable securities	2,741	2,061	5,074	4,130
Interest on interest-bearing deposits and other	1,286	872	2,280	1,665
Total interest income	150,696	145,805	291,561	293,576
Interest expense:
Interest on deposits	8,110	11,487	13,720	24,494
Interest on FHLB advances	164	537	343	1,070
Interest on other borrowings	3,869	4,043	7,351	8,103
Interest on junior subordinated debentures	554	441	1,000	883
Total interest expense	12,697	16,508	22,414	34,550
Net interest income	137,999	129,297	269,147	259,026
Provision for credit losses	—	(6,500)	(1,443)	(9,000)
Net interest income after provision for credit losses	137,999	135,797	270,590	268,026
Noninterest income:
Service charges on deposit accounts	3,050	2,250	5,802	4,511
Investment management fees	2,391	2,086	4,842	4,129
Mortgage banking revenue	2,490	5,237	5,516	12,732
Mortgage warehouse purchase program fees	731	1,730	1,689	3,699
(Loss) gain on sale of loans	(17)	26	(1,501)	26
Loss on sale and disposal of premises and equipment	(46)	(13)	(209)	(20)
Increase in cash surrender value of BOLI	1,327	1,287	2,637	2,559
Other	3,951	3,323	7,986	6,899
Total noninterest income	13,877	15,926	26,762	34,535
Noninterest expense:
Salaries and employee benefits	51,130	43,837	100,685	87,496
Occupancy	10,033	10,852	20,033	20,458
Communications and technology	5,830	5,581	11,731	11,117
FDIC assessment	1,589	1,467	3,082	3,172
Advertising and public relations	703	376	1,159	614
Other real estate owned expenses, net	66	4	66	12
Amortization of other intangible assets	3,118	3,145	6,263	6,290
Professional fees	4,094	3,756	7,533	7,426
Other	9,362	8,995	17,830	16,541
Total noninterest expense	85,925	78,013	168,382	153,126
Income before taxes	65,951	73,710	128,970	149,435
Income tax expense	13,591	15,467	25,870	31,212
Net income	$52,360	$58,243	$103,100	$118,223

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2022 and December 31, 2021
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2022	2021
Cash and due from banks	$179,394	$243,926
Interest-bearing deposits in other banks	596,737	2,364,518
Cash and cash equivalents	776,131	2,608,444
Certificates of deposit held in other banks	1,265	3,245
Securities available for sale, at fair value	1,846,132	2,006,727
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	207,972	—
Loans held for sale (includes $23,885 and $28,249 carried at fair value, respectively)	26,519	32,124
Loans, net of allowance for credit losses of $144,170 and $148,706, respectively	13,373,958	12,290,740
Premises and equipment, net	337,679	308,023
Other real estate owned	12,900	—
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	18,495	21,573
Bank-owned life insurance (BOLI)	237,714	235,637
Deferred tax asset	69,467	26,178
Goodwill	994,021	994,021
Other intangible assets, net	69,227	75,490
Other assets	135,613	130,446
Total assets	$18,107,093	$18,732,648

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$5,123,321	$5,066,588
Interest-bearing	9,940,627	10,487,320
Total deposits	15,063,948	15,553,908
FHLB advances	175,000	150,000
Other borrowings	334,718	283,371
Junior subordinated debentures	54,320	54,221
Other liabilities	114,772	114,498
Total liabilities	15,742,758	16,155,998
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,156,261 and 42,756,234 shares outstanding, respectively)	412	428
Additional paid-in capital	1,951,317	1,945,497
Retained earnings	578,201	625,484
Accumulated other comprehensive (loss) income	(165,595)	5,241
Total stockholders’ equity	2,364,335	2,576,650
Total liabilities and stockholders’ equity	$18,107,093	$18,732,648

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2022			2021
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,993,624	$138,426	4.27%	$12,480,653	$137,620	4.42%
Taxable securities	1,703,850	8,243	1.94	1,068,446	5,252	1.97
Nontaxable securities	440,972	2,741	2.49	349,347	2,061	2.37
Interest bearing deposits and other	649,649	1,286	0.79	2,603,276	872	0.13
Total interest-earning assets	15,788,095	150,696	3.83	16,501,722	145,805	3.54
Noninterest-earning assets	1,927,894			1,782,053
Total assets	$17,715,989			$18,283,775
Interest-bearing liabilities:
Checking accounts	$5,881,199	$4,587	0.31%	$5,811,703	$5,927	0.41%
Savings accounts	797,211	97	0.05	702,208	273	0.16
Money market accounts	2,072,654	2,709	0.52	2,511,010	3,537	0.56
Certificates of deposit	877,237	717	0.33	1,316,277	1,750	0.53
Total deposits	9,628,301	8,110	0.34	10,341,198	11,487	0.45
FHLB advances	132,143	164	0.50	375,000	537	0.57
Other borrowings - short-term	42,402	405	3.83	797	4	2.01
Other borrowings - long-term	266,658	3,464	5.21	305,962	4,039	5.29
Junior subordinated debentures	54,303	554	4.09	54,104	441	3.27
Total interest-bearing liabilities	10,123,807	12,697	0.50	11,077,061	16,508	0.60
Noninterest-bearing checking accounts	5,044,507			4,587,786
Noninterest-bearing liabilities	112,558			98,925
Stockholders’ equity	2,435,117			2,520,003
Total liabilities and equity	$17,715,989			$18,283,775
Net interest income		$137,999			$129,297
Interest rate spread			3.33%			2.94%
Net interest margin (2)			3.51			3.14
Net interest income and margin (tax equivalent basis) (3)		$139,112	3.53		$130,267	3.17
Average interest-earning assets to interest-bearing liabilities			155.95			148.97
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Six Months Ended June 30,
	2022			2021
	Average Outstanding Balance	Interest	Yield/Rate (4)	Average Outstanding Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (1)	$12,658,541	$267,605	4.26%	$12,679,592	$277,772	4.42%
Taxable securities	1,696,572	16,602	1.97	1,007,664	10,009	2.00
Nontaxable securities	426,447	5,074	2.40	350,887	4,130	2.37
Interest bearing deposits and other	1,377,902	2,280	0.33	2,214,691	1,665	0.15
Total interest-earning assets	16,159,462	291,561	3.64	16,252,834	293,576	3.64
Noninterest-earning assets	1,916,191			1,784,355
Total assets	$18,075,653			$18,037,189
Interest-bearing liabilities:
Checking accounts	$6,058,317	$7,669	0.26%	$5,652,511	$12,001	0.43%
Savings accounts	788,842	191	0.05	686,442	533	0.16
Money market accounts	2,204,570	4,412	0.40	2,606,418	7,563	0.59
Certificates of deposit	925,099	1,448	0.32	1,353,451	4,397	0.66
Total deposits	9,976,828	13,720	0.28	10,298,822	24,494	0.48
FHLB advances	141,022	343	0.49	375,000	1,070	0.58
Other borrowings - short-term	23,048	423	3.70	2,511	24	1.93
Other borrowings - long-term	266,571	6,928	5.24	305,876	8,079	5.33
Junior subordinated debentures	54,278	1,000	3.72	54,080	883	3.29
Total interest-bearing liabilities	10,461,747	22,414	0.43	11,036,289	34,550	0.63
Noninterest-bearing checking accounts	5,002,121			4,407,624
Noninterest-bearing liabilities	106,723			89,678
Stockholders’ equity	2,505,062			2,503,598
Total liabilities and equity	$18,075,653			$18,037,189
Net interest income		$269,147			$259,026
Interest rate spread			3.21%			3.01%
Net interest margin (2)			3.36			3.21
Net interest income and margin (tax equivalent basis) (3)		$271,290	3.39		$260,956	3.24
Average interest-earning assets to interest-bearing liabilities			154.46			147.27
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the six month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2022 and December 31, 2021
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	June 30, 2022		December 31, 2021
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,153,514	15.9%	$1,983,886	15.9%
Mortgage warehouse purchase loans	538,190	4.0	788,848	6.3
Real estate:
Commercial real estate	7,405,015	54.7	6,617,455	53.1
Commercial construction, land and land development	1,293,252	9.5	1,180,181	9.5
Residential real estate (2)	1,496,771	11.0	1,332,246	10.7
Single-family interim construction	457,168	3.4	380,627	3.0
Agricultural	120,126	0.9	106,512	0.8
Consumer	80,611	0.6	81,815	0.7
Total loans	13,544,647	100.0%	12,471,570	100.0%
Allowance for credit losses	(144,170)		(148,706)
Total loans, net	$13,400,477		$12,322,864
____________
(1) Includes SBA PPP loans of $26,669 with net deferred loan fees of $502 and $112,128 with net deferred fees of $2,552 at June 30, 2022 and December 31, 2021, respectively.
(2) Includes loans held for sale of $26,519 and $32,124 at June 30, 2022 and December 31, 2021, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$137,999	$131,148	$132,651	$128,645	$129,297
Provision Expense - Reported	(b)	—	(1,443)	—	—	(6,500)
Noninterest Income - Reported	(c)	13,877	12,885	15,086	16,896	15,926
Loss (gain) on sale of loans		17	1,484	(30)	—	(26)
Gain on sale of other real estate		—	—	—	(63)	—
Gain on sale of securities available for sale		—	—	(13)	—	—
Loss on sale and disposal of premises and equipment		46	163	243	41	13
Recoveries on loans charged off prior to acquisition		(45)	(51)	(27)	(21)	(204)
Adjusted Noninterest Income	(d)	13,895	14,481	15,259	16,853	15,709
Noninterest Expense - Reported	(e)	85,925	82,457	79,908	80,572	78,013
Executive separation expense		(1,106)	—	—	—	—
Impairment of assets		—	—	—	(115)	—
COVID-19 expense (1)		—	—	(614)	—	—
Acquisition expense (2)		(65)	(130)	(225)	(214)	(217)
Adjusted Noninterest Expense	(f)	84,754	82,327	79,069	80,243	77,796
Income Tax Expense - Reported	(g)	13,591	12,279	13,642	12,629	15,467
Net Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	52,360	50,740	54,187	52,340	58,243
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$53,304	$52,130	$54,995	$52,570	$58,243

ADJUSTED PROFITABILITY
Total Average Assets	(j)	$17,715,989	$18,439,352	$19,374,914	$18,766,344	$18,283,775
Total Average Stockholders' Equity	(k)	$2,435,117	$2,575,784	$2,574,374	$2,563,986	$2,520,003
Total Average Tangible Stockholders' Equity (4)	(l)	$1,370,825	$1,508,370	$1,503,815	$1,490,259	$1,443,130
Reported Return on Average Assets	(h) / (j)	1.19%	1.12%	1.11%	1.11%	1.28%
Reported Return on Average Equity	(h) / (k)	8.62%	7.99%	8.35%	8.10%	9.27%
Reported Return on Average Tangible Equity	(h) / (l)	15.32%	13.64%	14.30%	13.93%	16.19%
Adjusted Return on Average Assets (5)	(i) / (j)	1.21%	1.15%	1.13%	1.11%	1.28%
Adjusted Return on Average Equity (5)	(i) / (k)	8.78%	8.21%	8.48%	8.13%	9.27%
Adjusted Return on Tangible Equity (5)	(i) / (l)	15.60%	14.02%	14.51%	14.00%	16.19%

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,118	$3,145	$3,145	$3,145	$3,145
Reported Efficiency Ratio	(e - m) / (a + c)	54.52%	55.07%	51.96%	53.20%	51.55%
Adjusted Efficiency Ratio	(f - m) / (a + d)	53.75%	54.37%	51.33%	52.99%	51.48%
____________
(1) COVID-19 expense includes expenses for COVID testing kits, vaccination incentive bonuses, and personal protection and cleaning supplies.
(2) Acquisition expenses includes compensation related expenses.
(3) Assumes an adjusted effective tax rate of 20.6%, 19.5%, 20.1%, 19.4%, and 21.0%, respectively.
(4) Excludes average balance of goodwill and net other intangible assets.
(5) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Tangible Common Equity
Total common stockholders' equity	$2,364,335	$2,522,460	$2,576,650	$2,566,693	$2,542,885
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(69,227)	(72,345)	(75,490)	(78,635)	(81,780)
Tangible common equity	$1,301,087	$1,456,094	$1,507,139	$1,494,037	$1,467,084

Tangible Assets
Total assets	$18,107,093	$17,963,253	$18,732,648	$18,918,225	$18,447,721
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(69,227)	(72,345)	(75,490)	(78,635)	(81,780)
Tangible assets	$17,043,845	$16,896,887	$17,663,137	$17,845,569	$17,371,920
Common shares outstanding	41,156,261	42,795,228	42,756,234	42,941,715	43,180,607
Tangible common equity to tangible assets	7.63%	8.62%	8.53%	8.37%	8.45%
Book value per common share	$57.45	$58.94	$60.26	$59.77	$58.89
Tangible book value per common share	31.61	34.02	35.25	34.79	33.98